EXHIBIT 99.1

N E W S  R E L E A S E

SigmaTron International, Inc.

2201 Landmeier Road

Elk Grove Village, Illinois 60007

TEL (800) 700-9095

For Further Information Contact:

SigmaTron International, Inc.

Linda K. Frauendorfer

1-800-700-9095

SIGMATRON INTERNATIONAL, INC.

ANNOUNCES ACQUISITION OF

SPITFIRE CONTROL, INC.

ELK GROVE VILLAGE, Illinois, June 1, 2012 — SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported that it has acquired certain assets and assumed certain liabilities of Spitfire Control, Inc.

Spitfire Control, Inc. (Spitfire) is a privately held Illinois corporation headquartered in Carpentersville, Illinois with captive manufacturing sites in Chihuahua, Mexico and suburban Ho Chi Minh City, Vietnam. Both manufacturing sites are among the assets acquired by SigmaTron International, Inc. (SigmaTron). Spitfire is an original equipment manufacturer (OEM) of electronic controls, with a focus on the major appliance (white goods) industry. Currently its primary market is North America and it has applications that can be used worldwide. SigmaTron has provided manufacturing solutions for Spitfire since 1994 and has been a strategic partner as Spitfire developed its OEM electronic controls business.

Spitfire’s strength has been providing cost effective designs as control solutions for its customers, primarily in high volume applications of domestic cooking ranges, dishwashers, refrigerators, and portable appliances. Spitfire is a member of the Association of Home Appliance Manufacturers (AHAM), as well as other industry related trade associations and is ISO 9001-2008 certified.

The major appliance electronic controls industry is segmented into three areas, referred to as Black, White and Gray Box business. Spitfire has an excellent reputation as a Black Box designer, providing full product custom designs using its own proprietary technology. White Box, where the OEM controls the design or technology and seeks contract manufacturers to produce their design efficiently, is where SigmaTron has excelled. Gray Box, where the customer begins a design and seeks a specialist to complete it, is also a forte of Spitfire. The combination of Spitfire and SigmaTron will allow a comprehensive approach to solving major appliance producers’ issues with integrating electronics into their platforms.

Commenting on the acquisition, Gary R. Fairhead, SigmaTron’s President & Chief Executive Officer, said, “We have a long term relationship with Spitfire and this was the next logical step.

-more-

SigmaTron International Announces Acquisition of Spitfire Controls.

With this acquisition, SigmaTron will add two excellent manufacturing operations in locations that will augment our international footprint. We believe that Mexico will continue to grow as the manufacturing location of choice in North America and Vietnam will continue to be a relatively low cost manufacturing location in Asia. Furthermore, the addition of Spitfire’s design capabilities will allow SigmaTron to offer design services for the first time in specific markets. SigmaTron plans to continue to use the name Spitfire Controls in its service to the appliance industry.”

Jay Ramsey, President of Spitfire, added, “We believe that this combination will allow both companies to take advantage of growth opportunities that we both see in the major appliance market as well as allowing SigmaTron to grow its electronic manufacturing services business. Ultimately, we believe customers of SigmaTron and Spitfire will benefit from the companies’ combined strengths.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou-Wujiang, China, and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Carpentersville, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.